EXHIBIT 99.1

IVAX DIAGNOSTICS RELEASES FOURTH QUARTER AND

FULL YEAR 2005 RESULTS

Record Revenues Reported in Full Year 2005

MIAMI—(BUSINESS WIRE)—March 23, 2006—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues for the year ended December 31, 2005 of $19,762,000, an increase of 4% compared to $18,933,000 for the year ended December 31, 2004. For the full year 2005, net loss was $510,000, compared to net income of $152,000 for the full year 2004. Net revenues for the fourth quarter of 2005 were $4,466,000, compared to $4,613,000 from the same period of the previous year. Net loss for the fourth quarter of 2005 was $403,000, compared to net income of $23,000 for the fourth quarter of 2004.

Giorgio D’Urso, CEO and President of IVAX Diagnostics, said, “Revenue increased $829,000 to a record $19,762,000 in 2005. Operating income improved to $277,000 in 2005, compared to a net operating loss of $314,000 in 2004. The significant improvement in operating income includes the effect of previously announced non-recurring items which had the effect of reducing general and administrative expenses primarily as a result of our bad debt recovery in Italy which was partially offset by compensation expense resulting from the stock option cancellation program that we had offered. Our PARSECTM System remains our top priority and our results for 2005 were impacted by a $433,000 increase in our research and development expenses primarily associated with this new laboratory automation system. We expect the financial benefit from the full commercial launch of our PARSECTM System to begin later this year after we obtain regulatory clearance of the 510(k) that we are seeking for the U.S. market. Our plan to begin production of hepatitis kits in Italy continues to make important progress and we anticipate that this new reagent product line will allow us to expand our presence in the international markets that we serve.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. Teva Pharmaceutical Industries Ltd., through its wholly-owned IVAX subsidiary, owns approximately 72.4% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSEC™ System, including, without limitation, that the PARSECTM System may not perform as or be available when expected, that the PARSECTM System may not be a factor in the future growth of IVAX Diagnostics or in allowing it to enter new markets or testing sectors, that IVAX Diagnostics may not be successful in its marketing of the PARSECTM System or improving its market presence, that customers may not integrate the PARSECTM System into their operations as readily as expected, that IVAX Diagnostics may not receive financial benefits or achieve improved operating results after the PARSECTM System is launched in the United States, and that IVAX Diagnostics may not be able to obtain 510(k) clearance for the PARSECTM System when expected or at all; risks and uncertainties regarding hepatitis products and raw materials, including, without limitation, that IVAX Diagnostics may not be able to manufacture hepatitis products or related raw materials, that IVAX Diagnostics may not be able to sell hepatitis products when or where expected, and that IVAX Diagnostics may not experience growth or expansion of its presence in markets that it serves as a result of producing and distributing its own internally-produced hepatitis kits; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months		Twelve Months
Period Ended December 31,	2005	2004	2005	2004
Net revenues	$4,466,202	$4,612,724	$19,761,807	$18,933,468
Cost of sales	1,835,641	1,866,444	8,092,617	7,724,076

Gross profit	2,630,561	2,746,280	11,669,190	11,209,392

Operating expenses:
Selling	1,551,355	1,561,071	6,107,462	5,811,803
General and administrative	1,110,876	1,033,658	3,518,926	4,378,915
Research and development	506,841	371,210	1,765,998	1,333,079

Total operating expenses	3,169,072	2,965,939	11,392,386	11,523,797

Income (loss) from operations	(538,511)	(219,659)	276,804	(314,405)

Other income, net:
Interest income	103,162	85,664	352,304	223,230
Other income (expense), net	44,093	121,202	(62,048)	224,775

Total other income, net	147,255	206,866	290,256	448,005

Income (loss) before income taxes	(391,256)	(12,793)	567,060	133,600

Provision for (benefit from) income taxes	11,913	(35,452)	1,076,587	(18,660)

Net income (loss)	$(403,169)	$22,659	$(509,527)	$152,260

Basic earnings (loss) per common share	$(.01)	$0.00	$(.02)	$0.01

Diluted earnings (loss) per common share	$(.01)	$0.00	$(.02)	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,611,171	27,019,829	27,295,176	27,341,043

Diluted	27,611,171	28,099,257	27,295,176	28,542,970

IVAX DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 and 2004

	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents and marketable securities	$11,601,613	$12,142,885
Accounts receivable, net of allowances for doubtful accounts of $973,855 and $3,080,952, respectively	6,695,353	7,739,548
Inventories	5,608,584	5,143,611
Other current assets	1,164,890	2,203,473

Total current assets	25,070,440	27,229,517

Property, plant and equipment, net	2,213,581	2,258,818
Goodwill, net	6,722,725	6,632,986
Equipment on lease, net	585,295	719,277
Product license	1,255,936	—
Other	55,553	73,627

Total assets	$35,903,530	$36,914,225

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,190,204	$1,207,042
Accrued expenses and other current liabilities	3,843,756	3,029,820

Total current liabilities	5,033,960	4,236,862

Other long-term liabilities	680,006	631,391

Commitments and contingencies

Shareholders’ Equity:
Common stock, par value $0.01, authorized 50,000,000 shares, issued and outstanding 27,623,554 in 2005 and 27,019,829 in 2004
	276,235	270,198
Additional paid-in capital	40,548,950	41,010,041
Accumulated deficit	(9,458,371)	(8,948,844)
Accumulated other comprehensive loss	(1,177,250)	(285,423)

Total shareholders’ equity	30,189,564	32,045,972

Total liabilities and shareholders’ equity	$35,903,530	$36,914,225

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com